Exhibit 99.2

SILICON GRAPHICS INTERNATIONAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 8, 2009, Rackable Systems, Inc. (“Rackable Systems”) acquired Silicon Graphics, Inc., a Delaware corporation (“Legacy SGI”), including certain of Legacy SGI’s non-U.S. subsidiaries and operations and excluding certain assets unrelated to the ongoing business (the “Acquisition”) pursuant to the terms of an Asset Purchase Agreement dated March 31, 2009, as amended on April 30, 2009 (as amended, the “Agreement”). The Agreement was made and entered into by and among Rackable Systems, Legacy SGI and certain Legacy SGI subsidiaries. The purchase price of the acquisition was $42.5 million and was paid in cash.

Effective May 18, 2009, Rackable Systems changed its corporate name to Silicon Graphics International Corp (“SGI” or the “Company”). Effective June 4, 2009, Legacy SGI changed its name to Graphics Properties Holdings Inc.

At the time of completion of the Acquisition, Rackable Systems and Legacy SGI had different fiscal year ends. Accordingly, the following unaudited pro forma condensed combined balance sheet is based upon Rackable System’s historical unaudited consolidated balance sheet as of April 4, 2009 and Legacy SGI’s historical unaudited condensed consolidated balance sheet as of March 27, 2009, giving effect to the Acquisition of Legacy SGI by Rackable Systems on May 8, 2009, as if it had been completed on April 4, 2009. The following unaudited pro forma condensed combined statement of operations for the fiscal year ended January 3, 2009, combines Rackable System’s historical audited consolidated statement of operations for the year then ended with Legacy SGI’s historical unaudited condensed consolidated statement of operations for the six months ended June 27, 2008 and the six months ended December 26, 2008, giving effect to the Acquisition as if it had occurred on December 30, 2007. The following unaudited pro forma condensed combined statements of operations for the three months ended April 4, 2009, combine the historical consolidated statements of operations of Rackable Systems for the three months ended April 4, 2009, and Legacy SGI for the three months ended March 27, 2009. The historical consolidated financial statements of Legacy SGI have been adjusted to reflect certain reclassifications to conform to Rackable Systems’ financial statement presentation.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with Rackable Systems’ historical consolidated financial statements and accompanying notes contained in Rackable Systems’ Annual Report on Form 10-K for its fiscal year ended January 3, 2009 and Quarterly Report on Form 10-Q for its quarter ended April 4, 2009 and Legacy SGI’s historical consolidated financial statements and accompanying notes contained in Legacy SGI’s Annual Report on Form 10-K for its fiscal year ended June 27, 2008, which are incorporated by reference.

These unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the Acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated results or operations of financial position of SGI. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that SGI may achieve, or any additional expenses that it may incur, with respect to the combined companies.

The Acquisition has been accounted for in accordance with Statement of Financial Accounting Standards No. 141R, Business Combinations (“SFAS No. 141R”). Accordingly, the total purchase price of $42.5 million has been allocated on a preliminary basis to assets acquired and net liabilities assumed in connection with the Acquisition based on their estimated fair values as of the completion of the Acquisition. These allocations reflect various preliminary estimates that are available at the time of the preparation of this Current Report on Form 8-K/A, and are subject to change during the purchase price allocation period (generally one year from the acquisition date) as valuations are finalized.

Substantially all the assets of Legacy SGI were purchased by SGI, including certain of Legacy SGI’s non-U.S. subsidiaries and operations, other than certain assets unrelated to the ongoing business pursuant to the terms of the Agreement. Certain pro forma adjustments have been included in the unaudited pro forma condensed combined consolidated financial statements to exclude those assets and liabilities that were not purchased by SGI.

SILICON GRAPHICS INTERNATIONAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF APRIL 4, 2009 (in thousands)

	Historical
	Rackable Systems	Legacy SGI
	April 4, 2009	March 27, 2009	Pro forma Adjustments		Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$173,846	$47,098	$(59,510	)(a),(b)	$161,434
Short-term marketable investments	—	956	—		956
Short-term restricted investments	—	1,225	—		1,225
Accounts receivable, net	14,974	37,246	—		52,220
Inventories, net	38,161	50,329	8,727	(c)	97,217
Deferred cost of revenue	5	64,777	(59,425	)(d)	5,357
Prepaid expenses	4,104	6,721	(2,044	)(b)	8,781
Other current assets	2,288	7,084	(756	)(e)	8,616

Total current assets	233,378	215,436	(113,008)		335,806
Restricted investments	107	2,093	—		2,200
Property and equipment, net	6,281	25,572	1,367	(f)	33,220
Long-term investments	7,386	5,000	—		12,386
Other intangible assets, net	3,487	21,066	1,677	(g)	26,230
Long-term deferred cost of revenue	105	42,005	(38,988	)(h)	3,122
Spare parts, net	136	13,893	—		14,029
Other assets	324	18,282	(4,419	)(b),(i)	14,187

Total assets	$251,204	$343,347	$(153,371)		$441,180

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$12,633	$20,258	$(9,876	)(b)	$23,015
Accrued compensation	3,066	21,388	—		24,454
Accrued expenses	8,516	25,473	(9,417	)(b)	24,572
Income taxes payable	—	1,386	—	(e)	1,386
Other taxes payable	—	3,793	59	(b)	3,852
Other current liabilities	—	17,558	(67	)(b)	17,491
Current portion of long-term debt	—	162,224	(162,224	)(b)	—
Current portion of deferred revenue	5,181	172,495	(107,509)		70,167

Total current liabilities	29,396	424,575	(289,034)		164,937

Deferred income taxes	828	—	6,244	(e)	7,072
Non-current portion of deferred revenue	2,061	65,941	(49,021	)(k)	18,981
Long-term income taxes payable	102	21,130	(920	)(b),(e)	20,312
Other non-current liabilities	1,119	13,140	2,131	(b),(l)	16,390

Total liabilities	33,506	524,786	(330,600)		227,692

Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock	—	—	—		—
Common stock and additional paid-in capital	452,625	201,327	(201,327	)(m)	452,625
Treasury stock at cost	(1,022)	—	—		(1,022)
Accumulated other comprehensive income	(1,655)	3,385	(3,385	)(m)	(1,655)
Accumulated deficit	(232,250)	(386,151)	381,941	(m),(n)	(236,460)

Total stockholders’ equity (deficit)	217,698	(181,439)	177,229		213,488

Total liabilities and stockholders’ equity	$251,204	$343,347	$(153,371)		$441,180

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

SILICON GRAPHICS INTERNATIONAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED APRIL 4, 2009 (in thousands, except per share data)

	Historical
	Rackable Systems	Legacy SGI
	April 4, 2009	March 27, 2009	Pro forma Adjustments		Pro forma Combined
Revenue	44,358	93,135	—		137,493
Cost of revenue	41,659	60,570	306	(o),(p)	102,535

Gross profit	2,699	32,565	(306)		34,958

Operating expenses
Research and development	3,154	8,548	(24	)(o),(p)	11,678
Selling, general and administrative	13,206	31,084	448	(o),(p)	44,738
Restructuring expense and other, net	—	29,622	—		29,622

Total operating expenses	16,360	69,254	424		86,038

Loss from operations	(13,661)	(36,689)	(730)		(51,080)

Interest expense	—	(1,767)	—		(1,767)
Interest expense from related parties	—	(3,431)	—		(3,431)
Interest and other income (expense), net	102	(3,647)	—	(q)	(3,545)

Loss from continuing operations	(13,559)	(45,534)	(730)		(59,823)
Income tax provision	35	825	—	(e)	860

Net loss	$(13,594)	$(46,359)	$(730)		$(60,683)

Net loss per share-Basic	$(0.46)	$(3.98)			$(2.04)

Net loss per share-Diluted	$(0.46)	$(3.98)			$(2.04)

Shares used in per share calculation-Basic	29,787	11,652			29,787

Shares used in per share calculation-Diluted	29,787	11,652			29,787

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

SILICON GRAPHICS INTERNATIONAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 3, 2009 (in thousands, except per share data)

	Historical
	Rackable Systems	Legacy SGI
	January 3, 2009	December 26, 2008	Pro forma Adjustments		Pro forma Combined
Revenue	247,430	348,482	—		595,912
Cost of revenue	217,992	249,262	1,189	(o),(p)	468,443

Gross profit	29,438	99,220	(1,189)		127,469

Operating expenses
Research and development	14,864	60,221	(100	)(o),(p)	74,985
Selling, general and administrative	47,938	157,590	1,830	(o),(p)	207,358
Restructuring expense and other, net	685	15,376	—		16,061

Total operating expenses	63,487	233,187	1,730		298,404

Loss from operations	(34,049)	(133,967)	(2,919)		(170,935)

Interest expense	—	(6,540)	—		(6,540)
Interest expense from related parties	—	(10,104)	—		(10,104)
Interest and other income (expense), net	3,138	(1,842)	(730	)(q)	566

Loss from continuing operations	(30,911)	(152,453)	(3,649)		(187,013)
Income tax provision	376	5,330	—	(e)	5,706

Net loss	$(31,287)	$(157,783)	$(3,649)		$(192,719)

Net loss per share-Basic	$(1.06)	$(13.67)			$(6.51)

Net loss per share-Diluted	$(1.06)	$(13.67)			$(6.51)

Shares used in per share calculation-Basic	29,583	11,542			29,583

Shares used in per share calculation-Diluted	29,583	11,542			29,583

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

SILICON GRAPHICS INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared based on the historical financial statements of Rackable Systems and Legacy SGI. Certain reclassifications have been made to conform Legacy SGI’s historical results to Rackable System’s presentation.

The Acquisition has been accounted for in accordance with SFAS No. 141R, which SGI adopted on January 4, 2009 and uses the fair value concepts defined in SFAS No. 157, Fair Value Measurements. SFAS No. 141R requires, among other things, that most assets acquired and liabilities assumed in an acquisition be recognized at their fair values as of the acquisition date and requires that fair value be measured based on the principles in SFAS No. 157. SFAS No.157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS No. 157 also requires that a fair value measurement reflects the assumptions market participants would use in pricing an asset or liability based on the best information available.

Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed were recorded as of the completion of the merger, primarily at their respective fair values and added to those of Rackable Systems.

Under SFAS No. 141R, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by SGI during the six months ended June 26, 2009 are estimated to be approximately $6.2 million and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.

2. Accounting Policies

SGI reviewed both Rackable Systems’ and Legacy SGI’s accounting policies and did not identify any significant differences. As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

3. Estimate of Assets Acquired and Liabilities Assumed

The accounting fair value of the net assets acquired was $44.5 million, which exceeds the purchase price of $42.5 million. Accordingly, the Company recognized the excess of the fair value of the net assets over the purchase price of $2.0 million as a gain in the Company’s statement of operations is recorded in other income. The following is a preliminary estimate of the assets acquired and the liabilities assumed, reconciled to the gain on Acquisition:

Cash and short-term investments	$38,452
Other tangible assets	169,851
Net tax liabilities (i)	(6,751)
Deferred revenue	(81,906)
Deferred cost of revenue	8,369
Other liabilities assumed	(106,284)

Net assets assumed	21,731
Other intangible assets, net
Purchased technology (ii)	5,528
In-process research & development technology (iii)	2,100
Customer backlog (iv)	4,321
Royalty license agreements	40
Trademark/ trade name portfolio (v)	2,688
Customer relationships (vi)	8,066

Total assets assumed	44,474

Less: Cash paid	42,500

Gain on Acquisition	$1,974

(i)	The net deferred tax asset adjustment represents the impact of the Acquisition on the balance sheet. See Note 4 (e).
(ii)	Purchased technology relates to the proprietary hardware and software components of the SGI’s product lines and has a useful life of approximately 7 years.
(iii)	Under SFAS No. 142, as amended by SFAS No. 141R, acquired in-process research & development is capitalized as an indefinite-lived intangible asset until completion or abandonment of the project. Upon completion, the research and development asset is accounted for as a finite-lived intangible asset and amortized over the related product’s estimated useful life.

(iv)	Customer backlog has a useful life of approximately 1 years.
(v)	Trademark/trade name portfolio has a useful life of approximately 5 years.
(vi)	SGI has established customer relationships in the product and service business. Customer relationships have a useful life of approximately 6 years.
(vii)	The intangible asset adjustment relates to the release of the tax valuation allowance on the utilization of fresh start deferred tax assets . See Note 5 (e).

4. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To reflect the $42.5 million of cash paid in connection with the Acquisition and $6.2 million for acquisition-related transaction costs.

(b)	To reflect Legacy SGI’s assets and liabilities that were excluded from the Acquisition (i.e., assets and liabilities unrelated to the ongoing business) (in thousands).

Balance as of March 27, 2009
Cash and cash equivalents	$10,827
Prepaid expenses	2,044
Property and equipment, net	476
Other assets	4,419
Accounts payable	(9,876)
Accrued expenses	(9,417)
Other taxes payable	59
Other current liabilities	(67)
Current portion of long-term debt	(162,224)
Long-term income taxes payable	(671)
Other non-current liabilities	(2,104)

Net liabilities not assumed	$(166,534)

(c)	To adjust acquired inventory to the preliminary estimated fair value. SGI’s cost of sales will reflect the increased valuation of Legacy SGI’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements, SGI has assumed will occur within twelve months of the Acquisition.

(d)	To adjust deferred cost of revenue to the preliminary estimated fair value.

(e)

To record the estimated tax impact of the Acquisition on the balance sheet as of April 4, 2009, and income statements for the three months ended April 4, 2009 and for the year ended January 3, 2009, related to estimated fair value adjustments for acquired inventory, property, plant & equipment, intangible assets, deferred revenue, and other assets and liabilities. In addition, the tax adjustments include positions taken on acquired FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, long term tax liabilities and assessing realizability of deferred taxes on a combined pro forma basis (in thousands). Pursuant to the adoption of SFAS No. 141R, Legacy SGI recorded a tax benefit related to the release of valuation allowance on the utilization of fresh start deferred tax assets through the statement of operations. SGI applied a 39% tax rate when estimating the tax impacts of the Acquisition. Not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquistion activities, including but not limited to repatration decisions, tax planning strategies, and geographical mix of income.

Decrease in short-term deferred tax assets	$(756)
Increase in long-term deferred tax liabilities	(6,244)
Decrease in long-term income tax payable	249

Net deferred tax assets	$(6,751)

(f)	To record the difference in the preliminary estimated fair value and the historical cost of Legacy SGI’s property and equipment.

(g)	To record the difference in the preliminary estimated fair value and the historical amount of Legacy SGI’s intangible assets (in thousands).

	Estimated Useful Life	Historical Legacy SGI Amount To be Acquired As of March 27, 2009	Preliminary Fair Value Adjustment	Legacy SGI Amount To be Acquired at Fair Value
Developed product technology	7	$7,099	$(1,571)	$5,528
In-process research & development technology	—	—	2,100	2,100
Customer backlog	1	246	4,075	4,321
Royalty license agreements	3	333	(293)	40
Trademark/ trade name portfolio	5	2,738	(50)	2,688
Customer relationships	6	10,650	(2,584)	8,066

Total		$21,066	$1,677	$22,743

As of the acquisition date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that SGI does not intend to use or sell or that SGI intends to use in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, SGI has assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but SGI has not assumed the achievement of any market participant synergies. SGI has excluded the consideration of synergies because SGI does not consider them to be factually supportable, a required condition for these pro forma adjustments.

(h)	To adjust Legacy SGI’s long-term deferred cost of revenue to the preliminary estimated fair value.

(i)	To adjust Legacy SGI’s other assets (long-term prepaid expenses) to the preliminary estimated fair value.

(j)	To adjust Legacy SGI’s current portion of deferred revenue to the preliminary estimated fair value reflecting the elimination of deferred revenue where no legal performance obligation exists..

(k)	To adjust Legacy SGI’s non-current portion of deferred revenue to the preliminary estimated fair value.

(l)	To record contingent liabilities at the preliminary estimated fair value.

On April 1, 2009, the Financial Accounting Standards Board (“FASB”) issued a Staff Position to amend the original guidance in SFAS No. 141R to require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would be recognized in accordance with SFAS No.5, Accounting for Contingencies and FASB Interpretation 14, Reasonable Estimation of the Amount of a Loss. As such, SGI has applied the amended guidance and have recorded the assets and liabilities in accordance with SFAS No. 5, as amended. Contingent liabilities recorded include legal related matters.

In addition, Legacy SGI has recorded provision for uncertain tax positions. Income taxes are an exception to both the recognition and fair value measurement principles of SFAS No. 141R. As such, they continue to be accounted for under the guidance of SFAS No.109, Accounting for Income Taxes, as amended, and related interpretative guidance.

(m)	To reflect the following adjustments to stockholders’ equity (in thousands):

To reflect the elimination of Legacy SGI’s historical Common stock and additional paid-in capital	$(201,327)

To reflect the elimination of Legacy SGI’s historical Accumulated other comprehensive loss	$(3,385)

To reflect the elimination of Legacy SGI’s historical Accumulated deficit	$386,151
Estimated acquisition-related transaction costs assumed to be non-recurring	(6,183)

Total	$379,968

(n)	To record the bargain purchase price gain.

(o)	To record the difference in amortization of the preliminary fair value and the historical amount of Legacy SGI’s other intangible assets, net (in thousands).

	For the Three Months Ended March 27, 2009	For the Year Ended December 26, 2008
Cost of revenue	$321	$1,263
Research and development	21	67
Selling, general and administrative	530	2,158

Increase in amortization expense due to adjustments	$872	$3,488

(p)	Legacy SGI’s property and equipment increased in total as a result of the fair value adjustments, however, depreciation decreased due to the write-down of personal property and its related shorter useful life. The following records the difference in depreciation of the preliminary fair value and the historical amount (in thousands).

	For the Three Months Ended March 27, 2009	For the Year Ended December 26, 2008
Cost of revenue	$(15)	$(74)
Research and development	(45)	(167)
Selling, general and administrative	(82)	(328)

Decrease in depreciation expense due to fair value adjustments	$(142)	$(569)

(q)	To record the estimated decrease in interest income due to the reduction in cash used for the Acquisition, utilizing an average annual interest rate of 1.5% for the year ended January 3, 2009, the average interest rate earned on Rackable Systems’ investments during fiscal 2008. Interest income for the three months ended April 4, 2009 was not significant, as such, an estimated decrease in interest income was not recorded.

6. Earnings Per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statement of operations are based upon the weighted-average number of Rackable Systems’ common shares outstanding.